Exhibit 4.19

DATED	16TH NOVEMBER 2015

(1)	SUMMIT THERAPEUTICS PLC

DEED OF VARIATION

IN RELATION TO A WARRANT INSTRUMENT MADE ON

22 NOVEMBER 2013

Fasken Martineau LLP

17 Hanover Square London W1S 1HU

Telephone: +44 20 7917 8500 Fax: +44 20 7917 8555

THIS DEED is made on 16th November 2015

BY

SUMMIT THERAPEUTICS PLC, a company registered in England and Wales (company number 05197494), whose registered office is at 85B Park Drive, Milton Park, Abingdon, Oxon, OX14 4RY (the “Company”); and

RECITALS:

(A)	Pursuant to an option agreement dated 22 November 2013 between Isis Innovation Limited (“Isis”) (1) the Company (2) and the Chancellor Masters and Scholars of the University of Oxford (3) (the “Option Agreement”), the Company undertook to execute a warrant instrument and issue warrants to Isis (the “Original Warrant Instrument”).

(B)	The Company executed the Original Warrant Instrument in order to create certain warrants and to define the rights and interests of the registered holders of such warrants and to afford protection for such rights and interests.

(C)	Pursuant to a restructuring of the Company on 3 July 2014, the ordinary shares to which the Warrants relate were consolidated and subdivided to the effect that every twenty ordinary shares of 1p each were consolidated into one ordinary share of 20p each and then further subdivided to create one ordinary share of 1p and 19 deferred shares of 1p each. It is noted that the deferred shares were subsequently cancelled on 3 September 2014.

(D)	On 19 February 2015 the shareholders of the Company passed a resolution to change the name of the Company from Summit Corporation Plc to Summit Therapeutics Plc.

(E)	The Company, Isis and the Chancellor Masters and Scholars of the University of Oxford wish to continue working together pursuant to the terms of the Option Agreement and subject to a variation of the Original Warrant Instrument.

(F)	Accordingly, the Company hereby varies the Original Warrant Instrument by virtue of this Deed.

IT IS AGREED:

1	INTERPRETATION

In this Deed:

1.1	words and expressions defined in the Original Warrant Instrument shall, unless the context otherwise requires, have the same meanings in this Deed;

1.2	a reference to a clause, unless the context otherwise requires, is a reference to a clause of this Deed;

1.3	headings are for convenience only and do not affect the interpretation of this Deed.

2	VARIATION

2.1	With effect from the date of this Deed, the Original Warrant Instrument shall be varied as follows:

2.1.1	the cover of the Original Warrant Instrument shall be amended by the deletion of the reference to “7,081,770 New Ordinary Shares of 1p each” and the substitution thereof for the words “354,090 New Ordinary Shares of 1p each”

2.1.2	the following definitions shall be inserted in substitution for, and to the exclusion of, the definitions of “A Warrants”, “B Warrants” and “C Warrants” in the Original Warrant Instrument:

(a)	““A Warrants” means the 50,000 Warrants the exercise of which is subject to the satisfaction of the A Warrant Condition”;

(b)	““B Warrants” means the 127,045 Warrants the exercise of which is subject to the satisfaction of the B Warrant Condition”; and

(c)	““C Warrants” means the 177,045 Warrants the exercise of which is subject to the C Warrant Condition”.

2.1.3	The following definition shall be inserted into Clause 1.1 immediately after the definition of “Directors” in the Original Warrant Instrument:

““Effective Date”: 22 November 2013”

2.1.4	the following clause 4 shall be inserted in substitution for, and to the exclusion of, the existing clause 4 in the Original Warrant Instrument;

“Subject to clause 6, the Subscription Price for each Ordinary Share to which a Warrant relates shall be 20p”.

2.1.5	the reference in Schedule 1 of the Original Warrant Instrument to the Subscription Price of each Ordinary Share shall be changed from 1p per Ordinary Share to 20p per Ordinary Share.

2.1.6	the Conditions of Exercise and Subscription Periods detailed in Schedule 4 of the Original Warrant Instrument shall be amended as follows:

(a)	the following clause 3 shall be inserted in substitution for, and to the exclusion of, the existing clause 3:

3.1	“The B Warrants shall be exercisable if and only if the Company or Company’s sub-licensee initiates GLP Toxicology Studies for which the First Compound by 22 November 2017 (the “B Warrant Condition”) failing which the B Warrants will lapse on such date.”

3.2	“The Subscription Period for the B Warrants shall commence on the fourth anniversary of the Effective Date and shall end at 5pm on the date which is three calendar months after such fourth anniversary”

(b)	the following clause 4 shall be inserted in substitution for, and to the exclusion of, the existing clause 4:

4.1	“The C Warrants shall be exercisable if and only if both (a) the B Warrant Condition has been duly satisfied and (b) the first dosing to a human subject of a product licensed pursuant to the Option Agreement in a Phase 1 Clinical Trial occurs prior to 22 November 2019 (the “C Warrant Condition”) failing which the C Warrants will lapse on such date PROVIDED ALWAYS that if such an event occurs after that date but prior to 22 May 2021 and the delay is not caused by any act or omission of the University (whether under the Option Agreement or the Sponsored Research Agreement) then the said date by which such first dosing must occur shall be deferred by the extent of such delay (such date being referred to herein as “the Deferred C Condition Date”) ”

4.2	“The Subscription Period for the C Warrants shall commence on the sixth anniversary of the Effective Date and shall end at 5pm on the date which is three calendar months after such sixth anniversary SAVE THAT if the proviso to paragraph 4.1 applies, the Subscription Period shall commence on the Deferred C Condition Date and shall end at 5pm on the date which is three calendar months after the Deferred C Condition Date.”

2.2	Save as provided in clause 2.1, the Original Warrant Instrument shall continue in full force and effect.

3	GENERAL

3.1	This Deed may be executed in any number of counterparts each of which when executed and delivered shall constitute an original and all the counterparts together constitute one and the same instrument.

3.2	This Deed constitutes the entire agreement between the parties relating to the variation of the Original Warrant Instrument as set out above. No variation of this Deed shall be valid unless it is made in accordance with the provisions of clause 11 of the Original Warrant Instrument.

3.3	This Deed shall be governed by and construed under English law and each of the parties hereto agrees to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising hereunder.

IN WITNESS whereof the Company has executed this Deed as a deed and it is hereby delivered on the day and year first before written.

EXECUTED AND DELIVERED AS A DEED BY SUMMIT THERAPEUTICS PLC acting by Glyn Edwards, a director, in the presence of:	) ) )
/s/ Glyn Edwards
Director
/s/ Melissa Strange
Witness signature

Melissa Strange
Witness name

Geroan, West Edge, Marsh Gibbon, OX27 ONA
Witness address

FCCA, Accountant
Witness occupation